EXHIBIT 4.1
SECOND SUPPLEMENTAL INDENTURE
SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”) dated as of February 28, 2024, between BUZZFEED, INC. (as successor to 890 5th Avenue Partners, Inc.), a Delaware corporation (the “Company”) and WILMINGTON SAVINGS FUND SOCIETY, FSB as trustee (the “Trustee”).
RECITALS OF THE COMPANY
WHEREAS, 890 5th Avenue Partners, Inc., a Delaware corporation (the “Original Issuer”) has heretofore executed and delivered to the Trustee an indenture (as amended by the First Supplemental Indenture, dated as of July 10, 2023, the “Indenture”), dated as of December 3, 2021 providing for the issuance of the Original Issuer’s 8.50% Convertible Senior Notes due 2026 (the “Notes”);
WHEREAS, pursuant to Section 10.02 of the Indenture, the Company solicited and received consents (the “Consent Solicitation”), upon the terms and subject to the conditions set forth in the Company’s Consent Solicitation Statement dated February 21, 2024 (as amended and supplemented as of the date of this Second Supplemental Indenture, the “Consent Solicitation Statement”), of Holders of at least a majority of the aggregate principal amount of the outstanding Notes (the “Requisite Consent”) to amend the Indenture as contemplated by this Second Supplemental Indenture;
WHEREAS, the Company desires to amend certain terms and provisions of the Indenture, as set forth in Articles 1 and 2 of this Second Supplemental Indenture (the “Proposed Amendments”);
WHEREAS, Section 10.03 of the Indenture provides that upon execution of a supplemental indenture, the Indenture and the Notes shall be modified therewith, and such supplemental indenture shall form a part of the Indenture for all purposes, and the Holders theretofore or thereafter authenticated and delivered shall be bound thereby; and
WHEREAS, the Company has delivered to the Trustee, pursuant to Sections 10.02, 10.05 and 17.05 of the Indenture, an Officer’s Certificate and an Opinion of Counsel, and all other acts and requirements necessary to make this Second Supplemental Indenture a valid and binding obligation of the Company has been completed, subject to certain terms, conditions and limitations as provided herein.
NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:
In consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Trustee agree as follows for the equal and ratable benefit of the holders of the Notes:
ARTICLE 1
DEFINITIONS
Section 1.01.    General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE 2
AMENDMENTS
Section 2.01.    Amended, Deleted and New Definitions. Following the execution and delivery by the Company and the Trustee, this Second Supplemental Indenture shall become effective; however, the terms hereof shall only become operative on the Operative Date (as defined below). The “Operative Date” means the date on which Project Oak shall close.
(a)    Subject to, and upon the occurrence of the Operative Date, the definition of “Asset Sale” shall be amended by adding the following bold and underlined text (indicated textually in the same manner as the following example: bold and underlined text) and removing the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~):

“Asset Sale” means:
(1)    the sale, lease, conveyance or other disposition of any properties or assets of the Company or its Subsidiaries (whether in a single transaction or a series of related transactions) (in each case, other than Capital Stock of the Company); provided, that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by Section 11.01 hereof and not by Section 4.18 hereof; or
(2)    the issuance or sale of Capital Stock in any of the Company’s Subsidiaries (whether in a single transaction or a series of related transactions) (other than Preferred stock of Subsidiaries issued in compliance with Section 4.14 and directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Subsidiary).
Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:
(a)    damaged, obsolete or worn out assets, and scrap, in each case disposed of in the ordinary course of business,
(b)    Permitted Liens, Cash Equivalents and Permitted Investments or Restricted Payments not prohibited by Section 4.13,
(c)    sales and licenses of products and licenses of Intellectual Property in the ordinary course of business to bona fide non-Affiliated third parties,
(d)    licenses and sublicenses to bona fide non-Affiliated third parties for the use of the property of the Company or its Subsidiaries in the ordinary course of business,
(e)    leases or subleases of property of the Company or its Subsidiaries in the ordinary course of business,
(f)    dispositions or discounting of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business and exclusive of factoring or similar arrangements,
(g)    any abandonment, failure to renew, or other disposition in the ordinary course of business of Intellectual Property that is, in the reasonable good faith determination of the Company, not material to the conduct of the business of the Company or any Subsidiary of the Company,
(h)    deposits of copies of source code and release of such copies of source code pursuant to escrow arrangements entered into in the ordinary course of business and consistent with past practices, provided that any such deposit does not result in the permanent transfer of ownership of such source code,
(i)    sales of inventory in the ordinary course of business,
(j)    dispositions by a Subsidiary to the Company or by the Company or a Subsidiary to a Subsidiary in the ordinary course of business,
(k)    sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements,
(l)    any surrender or waiver of contract rights or the settlement, release or sunder of contract rights or other litigation claims in the ordinary course of business,
(m)    any exchange of like property for use in a Permitted Business; provided that the property received in such exchange has a fair market value at least equal to the property being sold, transferred or disposed,
(n)    dispositions between or among the Company and any Guarantor,
(o)    dispositions of Products in the ordinary course of business, ~~and~~

(p)    ~~any sale, transfer or other disposition or series of related sales, transfers or other dispositions having a value not in excess of $5,000,000.~~ a Specified Disposition; and
(q)    Project Oak, provided that within ten (10) Business Days after the receipt by the Company or any Subsidiary of Net Proceeds therefrom, the Company shall deliver notice of a Mandatory Redemption in accordance with Section 16.02 and no later than the fifth Business Day following the date of such notice, shall redeem the Notes pursuant thereto.
(b)    Subject to, and upon the occurrence of the Operative Date, the definition of “Net Proceeds” shall be amended by adding the following bold and underlined text (indicated textually in the same manner as the following example: bold and underlined text) and removing the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~):
“Net Proceeds” means, with respect to any Asset Sale, the aggregate proceeds in cash or Cash Equivalents received by the Company or any of its Subsidiaries in respect thereof (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of or conversion of or collection on any Designated Non−cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any non−cash form), net of the direct costs relating to such Asset Sale and the sale or other disposition of or conversion of or collection on such Designated Non−cash Consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts paid in connection with the termination of hedging obligations repaid with Net Proceeds, ~~and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale~~, all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures or to holders of royalty or similar interests as a result of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, including without limitation, pension and post−employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.
(c)    Subject to, and upon the occurrence of the Operative Date, the following definitions shall be added to the Indenture in alphabetical order:
“Mandatory Redemption” shall have the meaning specified in Section 16.02.
“Mandatory Redemption Amount” means (i) with respect to Project Oak, $30,900,000 and (ii) with respect to any other Asset Sale, the maximum principal amount of Notes that can be redeemed with 95% of Net Proceeds received by the Company or any Subsidiary from such Asset Sale (it being understood that in such calculation Net Proceeds shall not be used to pay interest on such maximum principal amount and such interest shall be paid from cash on hand or any other source of cash not prohibited by the Indenture). The Company shall have the option to include in clause (ii) of the Mandatory Redemption Amount, any proceeds received from any sale, transfer or other disposition of assets which does not constitute an Asset Sale.
“Mandatory Redemption Date” shall have the meaning specified in Section 16.02.
“Mandatory Redemption Price” shall have the meaning specified in Section 16.02.
“Mandatory Redemption Trigger” shall have the meaning specified in Section 16.02.
“Project Oak” shall mean the sale, in one or a series of related transactions, by BuzzFeed Media Enterprises, Inc. of certain assets relating to BuzzFeed Media’s businesses operating under the brand names “Complex,” “Complex Networks” and related sub-brands as set out in the Asset Purchase Agreement dated February 21, 2024 by and between BuzzFeed Media Enterprises, Inc. and Commerce Media Holdings, LLC (the “Asset Purchase Agreement”) pursuant to the Asset Purchase Agreement.
“Specified Disposition” means a transfer (including, without limitation, any sale, disposition, investment, restricted payment or otherwise) of property or assets, which may include Specified Intellectual Property, (x) prior to the time that any such transfer shall have been made pursuant to the following clause (y), having a fair market value, as determined in good faith by the Company, together with all other transfers made pursuant to this clause (x), up to $5 million in the aggregate and (y) having a fair market value, as determined in good faith by the Company, up to $1 million in any single transfer or series of related transfers; provided, that the aggregate fair market value of property or assets, which may include Specified Intellectual Property, transferred pursuant to clause (x) and (y) shall not exceed $10 million; provided, further, that any such transfer of property or assets, which may include Specified Intellectual Property, to an Affiliate of the Company shall be deemed not to be a Specified Disposition. In the event a transfer is made pursuant to clause (y) above, then following such transfer, clause (x) shall no longer be available. For the avoidance of doubt, the fair market value of Specified Intellectual Property being transferred in a single transaction could be allocated in part to clause (x) and in part to clause (y) of this definition (it being understood that this sentence shall not permit any transfer, or series of related transfers, in excess of $5 million).
(d)    Subject to, and upon the occurrence of the Operative Date, Section 4.18 of the Indenture shall be amended by adding the following bold and underlined text (indicated textually in the same manner as the following example: bold and underlined text) and removing the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~):
Section 4.18    Asset Sales. The Company will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless:
(1)    the Company (or such Subsidiary, as the case may be) receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of the Asset Sale at least equal to the fair market value (as determined at the time of contractually agreeing to such Asset Sale), as determined in good faith by the Company, of the assets or Capital Stock issued or sold or otherwise disposed of; and
(2)    at least 75% of the consideration received in the Asset Sale by the Company or such Subsidiary is in the form of cash or Cash Equivalents.
For purposes of clause (2) above, the amount of (i) [reserved] ~~any liabilities (as shown on the Company’s or the applicable Subsidiary’s most recent balance sheet or in the notes thereto or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Company’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Company) of the Company or any Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Guarantees) that are assumed by the transferee of any such assets and from which the Company and all Subsidiaries have been validly released by all creditors in writing~~, (ii) any securities received by the Company or such Subsidiary from such transferee that are converted by the Company or Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale, and (iii) any Designated Non−cash Consideration received by the Company or any of its Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of the Company), taken together with all other Designated Non−cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed $2.5 million (with the fair market value of each item of Designated Non−cash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this paragraph and for no other reason.
The Company shall use Net Proceeds from an Asset Sale in accordance with Article 16 hereof. Notwithstanding anything to the contrary set forth herein, subject to redemption of the Notes in an aggregate principal amount equal to the Mandatory Redemption Amount at the redemption price provided for in Article 16, no provision of this Indenture shall prevent the completion of Project Oak nor shall Project Oak give rise to any Default or Event of Default under this Indenture or the Notes.
~~Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or, if applicable, the Subsidiary) may apply those Net Proceeds at its option:~~
~~(1)    solely to the extent the assets disposed of in such Asset Sale was ABL Collateral, to reduce obligations, and correspondingly reduce commitments, under the ABL Facility;~~
~~(2)    to reduce obligations under other Indebtedness of the Company that ranks pari passu with the Notes or Indebtedness of a Guarantor that ranks pari passu with such Guarantor’s Guarantee of the Notes (provided that if the Company or such Guarantor shall so reduce Obligations under Indebtedness that rank pari passu with the Notes or a related Guarantee (other than Secured Indebtedness), it will equally and ratably reduce Obligations under the Notes by making, or causing the Company to make, an offer (in accordance with the procedures set forth below for an Asset Sale Offer (as defined below) to all Holders to~~

~~purchase at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, on the pro rata principal amount of Notes), in each case, other than Indebtedness owed to the Company or an Affiliate of the Company;~~
~~(3)    solely to the extent the assets disposed of in such Asset Sale were property securing Indebtedness, to reduce obligations under such Secured Indebtedness (and if such Indebtedness is revolving in nature, to correspondingly reduce commitments thereunder);~~
~~(4)    solely to the extent the assets disposed of in such Asset Sale were assets of a Subsidiary that is not a Guarantor, to reduce Indebtedness of such Subsidiary that is not a Guarantor (other than Indebtedness owed to the Company or an Affiliate of the Company);~~
~~(5)    to make (A) an investment in any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Subsidiary, (B) capital expenditures or (C) an investment in other non-current assets (other than Cash Equivalents, in the case of each of (A), (B) and (C), in each case (x) used or useful in a Permitted Business or (y) to replace the businesses, properties and/or assets that are the subject of such Asset Sale); and/or~~
~~(6)    any combination of the foregoing;~~
~~provided that, in the case of clause (5) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company, or such other Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”); provided further that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.~~
~~Any Net Proceeds from an Asset Sale not applied or invested in accordance with the preceding paragraph within the time periods set forth above shall constitute “Excess Proceeds.” Pending the final application of any Net Proceeds, the Company or the applicable Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.~~
~~When the aggregate amount of Excess Proceeds exceeds $10 million, the Company or the applicable Subsidiary will, within twenty (20) Business Days, make an offer (an “Asset Sale Offer”) to all Holders and holders of Indebtedness that ranks pari passu with the Notes and contains provisions similar to those set forth in this Section 4.18 with respect to offers to purchase with the proceeds of sales of assets to purchase, on a pro rata basis, the maximum principal amount of the Notes and such other Indebtedness that ranks pari passu with the Notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the date of purchase, and will be payable in cash.~~
~~If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or the applicable Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes to be purchased will be selected on a pro rata basis and in accordance with the Applicable Procedures. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds hereunder will be reset at zero. To the extent Excess Proceeds exceed the outstanding aggregate principal amount of the Notes (and, if required by the terms thereof, all Indebtedness that ranks pari passu with the Notes), the Company need only make an Asset Sale Offer up to the outstanding aggregate principal amount of Notes (and any such Indebtedness that ranks pari passu with the Notes), and any additional Excess Proceeds will not be subject to this covenant and will be permitted to be used for any purpose otherwise permitted hereunder in the Company’s discretion.~~
~~Not later than twenty (20) Business Days after the date upon which the aggregate amount of Excess Proceeds exceeds $10 million, the Company shall deliver to the Trustee an Officer’s Certificate as to (i) the amount of the Excess Proceeds, (ii) the allocation of the Net Proceeds from the Asset Sales pursuant to which such Asset Sale Offer is being made and (iii) the compliance of such allocation with the provisions of this Section 4.18. Upon the expiration of the period for which the Asset Sale Offer remains open (the “Offer Period”), the Company shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by the Company. No later than 11:00 a.m. (New York City time) on the date of purchase, the Company shall deposit with the Trustee (or a Paying Agent, if not the Trustee) the purchase price for the tendered Notes and the Trustee (or a Paying Agent, if not the Trustee) shall, on the date of purchase, mail or deliver payment to each tendering Holder in the amount of the purchase price. In the event that the Excess Proceeds delivered by the~~

~~Company to the Trustee is greater than the purchase price of the Notes tendered, the Trustee shall deliver the excess to the Company immediately after the expiration of the Offer Period for application in accordance with this Section 4.18.~~
~~Holders electing to have a Note purchased shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered by the Holder for purchase and a statement that such Holder is withdrawing his election to have such Note purchased. If at the end of the Offer Period more Notes are tendered pursuant to an Asset Sale Offer than the Company is required to purchase, selection of such Notes for purchase shall be made by the Trustee, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements).~~
~~Notices of an Asset Sale Offer shall be mailed by the Company by first class mail, postage prepaid, or otherwise delivered in accordance with the applicable procedures of DTC. If any Note is to be purchased in part only, any notice of purchase that relates to such Security shall state the portion of the principal amount thereof that is to be purchased. The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law. If the date of purchase is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, up to but excluding the date of purchase, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.~~
~~A new Note in principal amount equal to the unpurchased portion of any Note purchased in part shall be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the purchase date, unless the Company defaults in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.~~
~~The Company or the applicable Subsidiary will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.18, the Company or the applicable Subsidiary will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.18 by virtue of such conflict.~~
(e)    Subject to, and upon the occurrence of the Operative Date, Section 4.19 of the Indenture shall be deleted in its entirety and replaced with the following:
Section 4.19 Intellectual Property. Notwithstanding anything else herein, the Company (i) shall not, and shall not permit its Subsidiaries, to transfer (including, without limitation, any sale, disposition, investment, restricted payment or otherwise) any Intellectual Property, other than transfers of Intellectual Property by the Company or any of its Subsidiaries in the ordinary course of business as determined in good faith by the Company, and subject to the other terms of this Indenture and (ii) shall not, and shall not permit any of its Subsidiaries, to transfer (including, without limitation, any sale, disposition, investment, restricted payment or otherwise) Specified Intellectual Property (other than pursuant to a Specified Disposition), in each case, subject to the other terms of this Indenture; provided, further, that, the following shall not be subject to the provisions of clause (ii) of this paragraph: (a) transfers of Intellectual Property among the Company and the Guarantors, (b) non-exclusive licenses of Intellectual Property to any Subsidiary of the Company or (c) dispositions of Products in the ordinary course of business. Asset Sales, or any other sale, transfer or other disposition of assets, so long as 95% of the Net Proceeds received therefrom are applied as a Mandatory Redemption Amount pursuant to Article 16, shall not be subject to this Section 4.19.
(f)    Subject to, and upon the occurrence of the Operative Date, Article 16 of the Indenture shall be deleted in its entirety and replaced with the following:
ARTICLE 16
REDEMPTION
Section 16.01    No Redemption or Purchase. Except (x) as expressly provided in this Indenture, including in Section 16.02 or (y) with the consent (evidenced as provided in Article 8) of the Holders of at least a majority of the aggregate principal amount of the Notes then outstanding (determined in accordance with Article 8 and including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, Notes), (a) the Notes shall not be redeemable by the Company prior to the Maturity Date, and no sinking fund is provided for the Notes, and (b) the Company shall not purchase Notes in the open market (including, without limitation, with Net Proceeds from any Asset Sale), by tender offer, through privately negotiated transactions or otherwise, except pursuant to offers to purchase open to all Noteholders on a pro rata basis at a price not less than 100% of the principal amount of such Notes plus accrued and unpaid interest, if any, to (but not including) the date of purchase.
Section 16.02    Mandatory Redemption on Asset Sale. Upon the Company’s or any Subsidiary’s receipt of Net Proceeds from Project Oak or any Asset Sale or any proceeds the Company elects to include in the definition of Mandatory Redemption Amount (the “Mandatory Redemption Trigger”), the Company shall be required to redeem an aggregate principal amount of Notes equal to the Mandatory Redemption Amount with the Net Proceeds from Project Oak or such Asset Sale or such elected disposition, as applicable, (the “Mandatory Redemption”) at a redemption price equal to 100% of the aggregate principal amount of such Notes, plus accrued and unpaid interest, if any, to (but not including) the Mandatory Redemption Date (as defined below) (the “Mandatory Redemption Price”). Any Net Proceeds from Project Oak or any Asset Sale or such elected disposition remaining following application of Net Proceeds in accordance with this Section 16.02 may be used by the Company or any Subsidiary in any manner that is not prohibited by this Indenture.
In the event that the Company becomes obligated to redeem Notes pursuant to a Mandatory Redemption, the Company will promptly, and in any event not more than five Business Days (or ten Business Days in the case of Project Oak) after the date on which a Mandatory Redemption Trigger occurred, deliver notice to the Trustee of the Mandatory Redemption and the date upon which the Notes subject to Mandatory Redemption will be redeemed (the “Mandatory Redemption Date,” which date shall be no later than the fifth Business Day following the date of such notice) together with a notice of Mandatory Redemption for the Trustee to deliver to each registered holder of Notes to be redeemed. The Trustee will then promptly mail, or electronically deliver, according to the procedures of DTC, such notice of Mandatory Redemption to each registered holder of the Notes to be redeemed. Unless the Company defaults in payment of the Mandatory Redemption Price, on and after such Mandatory Redemption Date, interest will cease to accrue on the Mandatory Redemption Date on the Notes to be redeemed.
If less than all of the Notes are to be redeemed, the Trustee will select the Notes for redemption in compliance with the procedures of DTC in a manner providing for a pro rata redemption, unless otherwise required by law or applicable stock exchange or depositary requirements (it being agreed that the Trustee shall have no obligation to monitor such requirements). The Trustee will not be liable for any selections made by it in accordance with this Section 16.02.
Notwithstanding the foregoing, if Notes are redeemed following a record date with respect to an Interest Payment Date but prior to such Interest Payment Date, interest on such Notes to be redeemed will be payable on such Interest Payment Date to the registered holders as of the close of business on the relevant record date in accordance with the Notes and the Indenture.
ARTICLE 3
MISCELLANEOUS PROVISIONS
Section 3.01.    Effectiveness; Construction. This Second Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee as of the date hereof; provided, that the amendments in Article 2 shall not become effective until the occurrence of the Operative Date. Upon the effectiveness of the Operative Date, the Indenture shall be supplemented in accordance herewith. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Indenture and this Second Supplemental Indenture shall henceforth be read and construed together.
Section 3.02.    Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.
Section 3.03.    Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Second Supplemental Indenture shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

Section 3.04.    No Third-Party Beneficiaries. Nothing in this Second Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties to the Indenture, any Paying Agent, any Conversion Agent, any authenticating agent, any Note Registrar and their successors under the Indenture or the holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.
Section 3.05.    Headings. The Article and Section headings of this Second Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
Section 3.06.    Successors. All agreements of the Company and the Trustee in this Second Supplemental Indenture shall bind their respective successors and assigns whether so expressed or not.
Section 3.07.    Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF NEW YORK.
Section 3.08.    Counterpart Signatures; Digital Signatures. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Any communication sent to Trustee under the Indenture that requires a signature must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to Trustee by an authorized representative of the Company). The Company agrees to assume all risks arising out of its use of digital signatures and electronic methods to submit communications to Trustee, including the risk of the Trustee acting on unauthorized instructions and the risk of interception and misuse by third parties.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

BUZZFEED, INC.
By: /s/ Jonah Peretti_____________________
Name: Jonah Peretti
Title: Chief Executive Officer

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee
By: /s/ Anita Woolery___________________
Name: Anita Woolery
Title: Vice President

[Signature Page to Second Supplemental Indenture]